Exhibit 10.1

June 19th 2020

Luis Felipe Visoso

Dear Luis:

I am pleased to offer you the opportunity to join Palo Alto Networks, Inc. (the “Company”) in the position of Chief Financial Officer, reporting to the Chief Executive Officer. I am confident that you will find the position tremendously challenging and rewarding. The terms of this offer are contingent upon the satisfactory completion of a background and reference check. We intend that your start date will be July 1st, 2020. This Agreement will be effective on your actual start date (the “Effective Date”).

Compensation. Your salary will be $600,000 USD per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for standard Company benefits. Most insurance benefits will be effective on your start date. Your position will be full time, Exempt employment. In addition within the first month of your employment you will be paid a one time payment of $2,000,000 USD. If you leave your employment voluntarily within 24 months you will be required to repay this on a pro rata basis.

Variable Incentive Program (“VIP”). Additionally, you will be eligible for an annual variable incentive target of 100% of your base salary (less payroll deductions and all required withholdings) in accordance with the applicable Palo Alto Networks incentive compensation plan, details are attached.

Benefits. You will be eligible for the Company’s standard employee benefit programs including paid time off, medical, dental, and vision coverage, and a 401(k) retirement program subject to the applicable plan terms. Details about these benefits will be made available to you for your review.

You should note that the Company retains the right to modify, in its sole discretion, any or all these preceding terms of employment from time to time as is deemed necessary.

Equity. The management of Palo Alto Networks, Inc. (hereafter the “Company”) will recommend to the Compensation Committee of the Board of Directors (the “Committee”) that you be granted a restricted stock unit (“RSU”) award with a value of $12,000,000 vesting over 4 years as described herein. The number of shares you receive will be determined by dividing this value by the average closing price of the Company’s common stock over the 30 calendar days prior to the 15th day of the month in which the grant occurs. If you are hired on or before the 15th of the month your grant should occur on the 20th of that month. If you are hired after the 15th of the month, your grant should occur on the 20th of the following month. The RSUs will vest over a 4-year period from the grant date subject to you being a Service Provider (as defined in the Company’s 2012 Equity Incentive Plan (the “Plan”)) through each vesting date. One-third (1/3) of the RSUs shall vest on the one-year anniversary of the grant date; One-fourth (1/4) shall vest during the second year in four equal quarterly increments; One-fourth (1/4) shall vest during the third year in four equal quarterly increments; and One-sixth (1/6) shall vest during the fourth year in four equal quarterly increments. Specific terms and conditions will be provided after approval from the Compensation Committee of the Board of Directors.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

Termination Benefits.

(a)    Following a Change in Control. In the event that there is a Change in Control of the Company and the Company or its successor terminates your employment other than for Cause, or you terminate your employment for Good Reason, in either case upon or within 12 months following the Change in Control, then you will be entitled to receive:

(i)    a lump-sum payment equal to your then-current annual base salary; and

(ii)    accelerated vesting of the RSUs, and any other then-outstanding unvested time-based equity awards, equal to the shares that would have vested by the 12 month anniversary of your last date of employment.

(b)    Other Termination. In the event that your employment is terminated by the Company other than for Cause, at any time before a Change in Control or more than 12 months following a Change in Control, then you will receive a lump sum payment equal to 12 months of your then current base salary.

(c)    Form and Timing of Payment. This Section will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section. The severance payments will be paid in lump sum and/or commence, as applicable, following the effectiveness of the release within 60 days after your separation and, once they commence, will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision. Notwithstanding the foregoing, if the 60-day period described in the preceding sentence spans two calendar years and/or if your severance payments are Deferred Payments (as defined below), then the payments will be paid in lump sum and/or commence, as applicable, on the 60th day following your termination of employment, subject to Section 6.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

(d)    Definitions.

(i)    For purposes of this Agreement, “Cause” shall mean: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in intentional fraud or an act of willful dishonesty against the Company; (iii) willful breach of the Company’s policies which materially harms the Company; (iv) intentional damage of a substantial amount of the Company’s property; (v) willful and material breach of this agreement or Employee Invention Assignment and Confidentiality Agreement; or (vi) a willful failure or refusal in a material respect by you to follow the lawful, reasonable policies or directions of the Company as specified by the Board after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within 30 days of receipt of such notice.

(ii)    For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in your authority, status, obligations or responsibilities, provided that following a Change in Control a change in title alone (not accompanied by a change in authority, status, obligations or responsibilities) shall not constitute a material reduction; (ii) a reduction of your total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of the Company’s employees pursuant to a directive of the Board; (iii) any failure by the Company to pay your base salary; (iv) the relocation of the principal place of the Company’s business to a location that is more than 35 miles further from your home than before the relocation; or (v) the Company’s material breach of this Agreement. Your resignation must occur within 12 months after one of the foregoing conditions has come into existence without your consent. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

(iii)    For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of 51% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

Section 280G. If any payments and other benefits provided for in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then payments and other benefits will be payable to you either in full or in such lesser amounts as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, on your receipt on an after-tax basis of the greatest amount of payments and other benefits, by reducing payments in the following order: (i) cancellation of accelerated vesting of stock options that are out-of-the-money; (ii) reduction in cash payments; (iii) cancellation of accelerated vesting of all equity awards that are not out-of-the-money stock options; and (iv) other employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant. The Company will select a professional services firm to make all of the determinations required to be made under this section relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.

Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A (“Deferred Payments”), and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

ESPP. You may be eligible to participate in Palo Alto Networks Employee Stock Purchase Plan, under the terms and conditions of the Plan, which allows you to purchase the Company stock at a discount from fair market value. We will provide further details and enrollment information after your start date. Please understand that this and all other Company benefits are subject to change, including discontinuation at the Company’s discretion.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

Relocation. You will be paid the gross amount of $150,000 USD as a relocation assistance payment which is intended to assist you with the costs of relocation to the Bay Area. By signing this letter and accepting the funds, you agree that if you voluntarily resign from your position from the Company within one year of your start date, you will be required to repay the relocation assistance payment to the Company.

Confidentiality. As a Company employee, you will be expected to abide by Company rules and policies. You will also have access to certain confidential information of the Company, and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement, and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Non-disparagement. During the period that you render services to the Company, you must not make false statements about a competitor or other disparaging comments about them. This does not affect your ability to make true, factual statements about competitors, their products, and/or services.

Duty of Loyalty. During your employment, you agree not to engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

At Will Employment. Your employment with the Company is for no specified time and constitutes at will employment. As a result, you are free to terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company is free to conclude its employment relationship with you at any time and for any reason whatsoever, with or without cause or advance notice. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

Complete Agreement. This letter, together with your Employee Invention Assignment and Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Proof of Authorization to Work in the U.S. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources. If you require Visa sponsorship or transfer assistance, please contact HRConnect@paloaltonetworks.com before your start date.

Orientation. If your hire date falls on a Monday, you will also receive a calendar invite the week before your start date inviting you to attend New Hire Orientation. If you are remote but will be in Head Quarters on your first day, please let your recruiter know. Should your start date fall on Tuesday through Friday, your hiring manager will contact you with your first day details.

To indicate your acceptance of the Company’s employment offer, please sign and date this letter in the space provided below and return it to me. This offer will expire at 11.00 AM PST on June 21st, 2020.

I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company.

Sincerely,

/s/ Liane Hornsey
Liane Hornsey, Chief People Officer
Palo Alto Networks, Inc.

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein:

/s/ Luis Felipe Visoso
Luis Felipe Visoso

June 19, 2020
Date

July 1st, 2020
Employment Start Date

Attachment: Employee Invention Assignment and Confidentiality Agreement

Palo Alto Networks | 3000 Tannery Way | Santa Clara, Ca 95054 | Main: 408.753.4000 | paloaltonetworks.com

EMPLOYEE INVENTION ASSIGNMENT AND

CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my employment with Palo Alto Networks, Inc., a Delaware Corporation (collectively the “Company”), I hereby represent to, and agree with the Company as follows:

1.    Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Proprietary Information” (as defined in Section 7 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2.    Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases, mask works and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

3.    Work for Hire; Assignment of Inventions; License. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company. To the extent such assignment is not effective, I hereby irrevocably grant to the Company a royalty free, fully paid up, perpetual, transferable, worldwide exclusive license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, import, and otherwise distribute such Assigned Inventions. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me prior to the date of this Agreement, which belong to me and which are not or were not assigned to the Company or an affiliate of the Company (“Prior Inventions”). I acknowledge and agree that if I use any of my Prior Inventions or Excluded Inventions (as defined below) in the scope of my employment, or include them in any product, process or service of the Company (with or without the Company’s consent), I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free, fully paid-up, transferable, license to use, disclose, make, have made, sell, offer to sell, reproduce, distribute, modify, create works based on, perform, display, import, and exploit in any other way such Prior Inventions or Excluded Inventions, to practice any method related thereto, and to sublicense third parties with the same rights. If no list of Prior Inventions or Exhibit A is completed and/or attached hereto, I represent that I have no Prior Inventions at the time of signing this Agreement.

4.    Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code (an “Excluded Invention”), which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 1 of 7

PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

I WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT I BELIEVE ARE EXCLUDED INVENTIONS TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE. I will not incorporate, or permit to be incorporated, any Excluded Invention into a Company product, process, or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or service an Excluded Invention owned by me or in which I have an interest, the license with respect to Excluded Inventions set forth in Section 3 applies to the Company’s exploitation of that Excluded Invention.

5.    Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions or Prior Inventions licensed to Company under Section 3, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.    Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7.    Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), domain names, software, developments, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property, or disclosed by any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Associated Third Parties”). Notwithstanding the foregoing, Proprietary Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company or Associated Third Parties to me; (ii) becomes publicly known or made generally available after disclosure by the Company or Associated Third

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 2 of 7

Parties to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company or Associated Third Parties as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this Agreement is intended to limit my rights to discuss the terms, wages, and working conditions of my employment, as protected by applicable law.

8.    Confidentiality. At all times, throughout my entire employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the General Counsel, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. I understand that nothing in this Agreement prohibits me communicating with, or responding to any inquiry from, or providing testimony before, any state or federal regulatory agencies (including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) with regard to such information without first obtaining permission from the Company. However, I agree to notify such agency of the confidential nature of the information provided and request that necessary steps be taken to maintain its confidentiality. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B. Upon termination of my employment with the Company or upon earlier request by the Company, I will promptly deliver to the Company any and all Company property, including but not limited to all documents, data, equipment, and materials (whether tangible or electronic) of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. Upon termination of my employment with the Company, I will not take with me or retain any Company property, including but not limited to any documents, data, equipment, or materials or copies thereof containing any Proprietary Information.

9.    No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

10.    Efforts; Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not provide services to, or assist in any manner, any business or third party that competes with the current or planned business of the Company, nor will I, without the prior written approval of (i) the Legal Ethics and Compliance team, or (ii) the Board of Directors of the Company if I am an executive officer of the Company, engage in any other professional employment or consulting.

11.    Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

12.    Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

13.    Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

14.    Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws that would result in the application of the laws of another jurisdiction. To the extent my agreements with the Company permit any lawsuit, I hereby expressly consent to the personal and exclusive jurisdiction and venue

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 3 of 7

of the state and federal courts located in California for any lawsuit filed against me by the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

16.    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

17.    Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

18.    Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

19.    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

20.     “At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Chief Executive Officer. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, but subject to Section 21.

21.    Applicability to Past Activities. The Company and I acknowledge that I have been engaged to provide services by the Company or one of its affiliates for a period of time prior to the date of this Agreement (the “Prior Engagement Period”). Accordingly, I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of the Company that would have been Proprietary Information if I received access to such information during the period of my employment with the Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Assigned Invention if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with the Company under this Agreement (subject to Section 4); then any such information shall be deemed Proprietary Information hereunder and any such item shall be deemed an Assigned Invention hereunder (subject to Section 4), and this Agreement shall apply to such information or

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 4 of 7

item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement. For purposes of Section 4, to the extent allowed under applicable law, references to “employer” or “the Company” will be construed to include any affiliates of Company that I have been previously employed by.

Agreed: Employee:

/s/ Luis Felipe Visoso
Signature

Luis Felipe Visoso
Name (Please Print)

6/19/2020
Date

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 5 of 7

EXHIBIT A

SCHEDULE OF PRIOR INVENTIONS

1.

The following is a complete list of all Prior Inventions relevant to the subject matter of my employment by the Company that have been made or discovered or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Employee Invention Assignment and Confidentiality Agreement:

X	No inventions or improvements.

Additional sheets attached.

See below:

2.	I propose to bring to my employment the following materials and documents of a former employer:

X	No materials or documents.

Additional sheets attached.

See below:

/s/ Luis Felipe Visoso	6/19/2020

Employee Signature	Date

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 6 of 7

EXHIBIT B

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal        An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Employee Invention Assignment and Confidentiality Agreement 201901 – Page 7 of 7